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                                                                 Exhibit 10.16

                                     [LOGO]

SCRIPTGEN

                                                                   June 19, 1997

Mr. Mark T. Weedon
23 Boulters Gardens
Maidenhead Berkshire
United Kingdom SL6 8TR
1628-33230

Dear Mark:

On behalf of the Board of Directors of Scriptgen Pharmaceuticals, I am pleased to extend the following offer of employment to you:

Position:         President and CEO reporting to Board of Directors; a member of the Board of Directors.

Start Date:       Promptly after your receipt of H1B Visa from U.S. Immigration.
                  Anticipate that you will receive U.S. Visa between July 14 to July 21, 1997, and that you will commence to perform your duties as President and CEO promptly after receipt of U.S.
                  Visa.

Term: Employment may be terminated by either party upon thirty (30) days notice.

Initial Stock:    Options to purchase 5% (approximately 1,044,000 shares of
                  common stock) of the Company's fully diluted capitalization at a price of $.05 per share, The options will vest over a four
                  (4) year period at a rate of 1/48 of the total each month,
                  Each option will be exercisable at any time from and after date of vesting. Eligible for additional option grants in the future as determined by the Board of directors. All options vest if Company is sold for a price of at least $5.00 per
                  share based on the Company's current capitalization. All
                  vested stock options will remain
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                  exercisable by you during a period of one (1) year
                  following termination.

Salary:           $230,000 annually, to be reviewed at end of first year.

Bonus:            Guaranteed $25,000 payable no later than first anniversary.
                  Additional $25,000 if Company completes an IP0 before first anniversary.

Expenses:         All expenses incurred on behalf of the Company, including
                  expenses for business travel, as well as a house hunting trip for your spouse, up to ninety (90) days of reasonable temporary living expenses, and relocation, will be reimbursed by the Company. In addition, the Company will reimburse you for up to a maximum of $5,000 for costs and expenses
                  (including legal fees and disbursements) incurred by you in connection with your efforts to effectuate and complete this employment agreement and all related employment arrangements with the Company.

Benefits:         Current Scriptgen benefits package. The Board would be willing to consider recommended changes to current package.

Severance:        Nine (9) months of salary and benefits while remaining
                  unemployed if terminated without cause in the first year of employment, six months if terminated thus in the second year, and four months thereafter.

Other:            You will sign Scriptgen's standard employee invention and
                  non-disclosure agreement. You will also enter into a one (1)
                  year non-competition agreement. upon the terms contained in the Company's Agreement for Science Employees.
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Public
Announcement      We and you agree that no public announcements concerning this
                  Letter of Agreement or the employment arrangements contemplated hereby will be made, and that every reasonable effort will be made by us and by you to preserve the privacy and confidentiality of this Letter of Agreement and the related employment arrangements, until you have received your U.S. H1B Visa or until such earlier date as may be mutually agreed by us and you.

We acknowledge that, promptly upon your acceptance of this Letter of Agreement and in reliance upon our offer of employment, you will take immediate steps to terminate your employment with your present employer, Glaxo Wellcome.

If you are in agreement with the forgoing Letter of Agreement, please sign the form of acceptance and return a signed counterpart of this Letter of Agreement to us, whereupon this Letter of Agreement and all provisions thereof shall, effective as of the date hereof, become a legally binding agreement of employment between Scriptgen Pharmaceuticals, Inc. and you.

Sincerely yours,


      /s/ Barry Weinberg

By:   Barry Weinberg
      Chairman of the Board

The foregoing Letter of Agreement is hereby accepted and agreed to by the undersigned, and the undersigned agrees to be bound, effective as of the date of the foregoing Letter of Agreement, by all of the terms thereof.


/s/ Mark T. Weedon                  Date: June 24, 1997
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Mark T. Weedon